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                                                                   EXHIBIT 10.29

                            [LINKLATERS LETTERHEAD]


                             Dated 15 September 1999




                          PROLOGIS MANAGEMENT S.A.R.L.
             FOR AND ON BEHALF OF PROLOGIS EUROPEAN PROPERTIES FUND

                                       and

                         PROLOGIS DEVELOPMENTS S.A.R.L.

                                       and

                        PROLOGIS FRANCE DEVELOPMENTS INC

                                       and

                             KINGSPARK HOLDINGS S.A.

                                       and

                                 PROLOGIS TRUST




                   STABILISED PROPERTY CONTRIBUTION AGREEMENT


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THIS AGREEMENT is made the 15th day of September 1999

BETWEEN: -

(1) PROLOGIS MANAGEMENT S.A.R.L. whose registered office is at 25B Boulevard Royal L-2449 Luxembourg ("THE MANAGEMENT COMPANY") for and on behalf of PROLOGIS EUROPEAN PROPERTIES FUND (the "FUND" which expression shall include any direct or indirect wholly owned subsidiaries of ProLogis European Properties Fund) and

(2) PROLOGIS DEVELOPMENTS S.A.R.L. whose registered office is at 69 Route D'Esch L-1470 Luxembourg ("PLDD")

(3) PROLOGIS FRANCE DEVELOPMENTS INC ("PLDF") whose registered office is at 1013 Centre Road, Wilmington, Delaware, 19805, County of New Castle and

(4) KINGSPARK HOLDINGS S.A. ("KINGSPARK") whose registered office is at 69 Route D'Esch L-1470 Luxembourg

(5) PROLOGIS TRUST ("PROLOGIS") whose principal place of business is at 14100 East 35th Place, Aurora, CO80011

It is HEREBY AGREED as follows:

1        DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS:

         Unless the context otherwise requires the words and phrases set out in this clause shall have the following meanings: -

         APPRAISAL means an appraisal and valuation of a Property by the Independent Appraiser including an assessment of the OMV of the relevant Property.

         CLASS B2 UNITS means Class B2 Units issued by the Fund as described in
         Article 9 of the Management Regulations.

         CLOSING means the first date determined by the Management Company on or prior to which subscription forms in relation to the first issuance of Class A(1) Units and/or Class C(1) Units have been received and accepted by the Management Company for and on behalf of the Fund which date is 15 September 1999.

         CONDITION means in relation to any Property that the Management Company on behalf of the Fund has confirmed on the basis, inter alia, of the Appraisal, that the Property satisfies the Investment and Operating Criteria at the Relevant Transfer Date.

         CONTRIBUTION AMOUNT means:

                  (a) If a Property is acquired directly from a PLD Party: the sum equivalent to 95% of the OMV of the relevant Property (which the parties acknowledge is the agreed market value taking account of the terms of this Agreement) PROVIDED THAT if such Property is to be transferred subject to any financial charges or other indebtedness then (a) the amount of all liabilities secured by such charge or other indebtedness as at the Relevant Transfer Date shall be deducted from the Contribution Amount and (b) all such liabilities shall be assigned novated or otherwise transferred to the Management Company on behalf of the Fund; OR


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                  (b)      if the Management Company on behalf of the Fund
                           acquires shares in a Property Owner rather than a
                           Property: the NAV of the shares in such Property Owner computed in accordance with the policies referred to in clause 5.6 and subject to recalculation pursuant to clause 5.9;

         and in each case such Contribution Amount shall be approved by the Management Company on behalf of the Fund in accordance with clause 5 and taking account of the Appraisal.

         DUE DILIGENCE means the PLD Party's investigation of the title and other matters relating to any Property as summarised in the document at Appendix 1 to this Agreement.

         ENCUMBRANCE means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation.

         FUND'S PORTFOLIO means the properties from time to time owned by the Management Company on behalf of the Fund or its wholly owned direct or indirect subsidiaries.

         GAAP means generally accepted accounting principles in the United
         States.

         INDEPENDENT APPRAISER means Jones Lang LaSalle or such other independent real estate appraisal and valuation professionals who are members of the appropriate professional body and/or appropriately licensed by the appropriate authority to operate in the jurisdiction where the relevant Property is located, such persons to be proposed by the Management Company and approved by the UAC.

         INVESTMENT AND OPERATING CRITERIA means (in relation to any Property) at the Relevant Transfer Date the Investment and Operating Criteria defined in the Private Placement Memorandum.

         MANAGEMENT REGULATIONS means the Management Regulations dated 10 September 1999 in relation to ProLogis European Properties Fund.

         NAV means the value of all assets owned by the relevant Property Owner after deducting all liabilities but ignoring any deferred tax liabilities and in determining such value the value of the relevant Property shall be included at 95% (and not 100%) of its OMV.

         OMV has the meaning ascribed to that term in the Private Placement Memorandum.

         PLD PARTY means any of PLDD, PLDF and Kingspark and obligations which are expressed to be undertaken by "THE PLD PARTY" shall be obligations of the relevant one of PLDD or PLDF or Kingspark which owns an interest in the relevant Property or Property Owner.

         PRIVATE PLACEMENT MEMORANDUM means the Private Placement Memorandum dated 10 September 1999 in respect of ProLogis European Properties Fund.

         PROLOGIS RELATED PARTY means (a) ProLogis (b) an entity that directly or indirectly is controlled by ProLogis or (c) an entity at least 35 per cent of whose economic interest is owned directly or indirectly by ProLogis; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

         PROPERTY means one or more of the warehouse and distribution properties which are owned (freehold or leasehold) from time to time by any PLD Party or its wholly owned direct or indirect subsidiaries


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         PROPERTY OWNER means a special purpose company which directly or indirectly owns one or more Stabilised Properties

         RELEVANT TRANSFER DATE means a date specified by the PLD Party which is

                  (a) not earlier than twenty-five Working Days after the date of service of the notice by the PLD Party under Clause 5.1 in relation to any Property or Property Owner; and

                  (c) not later than six months and twenty-four Working Days after the date of such notice

         STABILISATION DATE means the date on which the Management Company on behalf of the Fund informs the PLD Party of its agreement that the Condition has been satisfied in relation to any Property.

         STABILISED PROPERTY means a Property in respect of which the Management Company on behalf of the Fund has agreed that the Condition is satisfied.

         TARGET MARKETS means the markets identified as such in the Private Placement Memorandum.

         UAC means the Unitholders Advisory Committee set up in accordance with the Management Regulations.

         VAT means Value Added Tax pursuant to the 6th Council Directive 77/388/EEC and any similar tax on turnover in any other jurisdiction.

         WARRANTIES means the warranties and representations set out in Schedule 1 of this Agreement

         WORKING DAY means a day on which banks are open for business in Luxembourg (excluding Saturdays, Sundays and public holidays).

1.2      In this Agreement the headings shall not affect its interpretation.

2        AGREEMENT TO CONTRIBUTE

2.1 Subject to clause 2.2 on each Relevant Transfer Date with respect to any Property the Management Company on behalf of the Fund shall acquire and the PLD Party shall contribute (or procure the contribution of) such Stabilised Property to the Management Company on behalf of the Fund PROVIDED THAT such a contribution may be effected at the option of the PLD Party either:

         2.1.1    by a transfer of the relevant Stabilised Property; or

         2.1.2 by a transfer of the shares in the Property Owner of such Stabilised Property provided that such entity owns no properties other than one or more Stabilised Properties in each case in exchange for the Contribution Amount applicable to the relevant Properties, such Contribution Amount being satisfied as set out in Clause 5.13.

2.2 Kingspark may elect as to whether it wishes to transfer a Stabilised Property direct to the Management Company on behalf of the Fund in accordance with this Agreement or whether it wishes to transfer such Stabilised Property to PLDD in which case:-

         2.2.1 Kingspark will continue to perform the obligations of the PLD Party in relation to such Property until the date of transfer to PLDD where upon PLDD shall become responsible for them and the obligations on the part of PLDD in relation to such


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                  Stabilised Property shall be as set out in this Agreement in relation to Stabilised Properties generally; and

         2.2.2 Kingspark shall transfer to PLDD such Stabilised Property no later than the Relevant Transfer Date. Such transfer may be effected by a transfer of the Property itself or a transfer of the shares in the Property Owner and Kingspark shall notify the Management Company of the date of such transfer.

3        REPORTING OBLIGATIONS

         The PLD Party shall each provide the Management Company on behalf of the Fund with a report no less frequently than once every three months such report to include full details of:

3.1      The Properties then owned by the PLD Party;

3.2      The proposed development programme for such Properties;

3.3 The Properties then in the course of development with details of the anticipated date of practical completion of the base building construction;

3.4 The current position with regard to the letting of the Properties and the proposed future letting programme;

3.5 Analysis of the letting market for such Properties and anticipated rental levels;

3.6 The Properties ("THE POTENTIAL PROPERTIES") in respect of which the Condition is (in the reasonable opinion of the PLD Party) expected to be satisfied during the next twelve months.

3.7 Such other information as the Management Company on behalf of the Fund reasonably requires for the purpose of determining the adequacy of the financial resources of the Fund in relation to the likely availability of Stabilised Properties.

4        COPY LEASE DOCUMENTATION

4.1 In relation to each Potential Property the PLD Party shall promptly provide to the Management Company on behalf of the Fund a copy of all executed agreements for lease and leases.

5        PROCEDURE FOR CONTRIBUTION/TIMING

5.1 The PLD Party shall notify the Management Company on behalf of the Fund as soon as it believes that any Property (including any which are to be transferred from Kingspark to PLDD pursuant to clause 2.2) has satisfied the Investment and Operating Criteria. The PLD Party shall at the same time notify the Management Company;

         5.1.1 whether it wishes to contribute such Property or whether it wishes to contribute the shares in the relevant Property Owner (which option shall be available to the PLD Party only in cases when the Property Owner owns no properties other than Stabilised Properties nor any other material assets); and

         5.1.2 when it wishes the Relevant Transfer Date to be for such Property; and

         5.1.3    any disclosures subject to which the warranties set out in
                  Schedule 1 are to be given in relation to such Property;

         5.1.4 (if the Property itself is to be transferred to the Management Company on behalf of the Fund) particulars of the contracts, warranties, and guarantees relating to the design,


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                  development and construction of the Property to be transferred pursuant to clause 5.16.1; and

         5.1.5 (if the PLD Party is Kingspark) whether it intends to transfer the Property or Property Owner to PLDD.

5.2 The Management Company on behalf of the Fund shall at its own expense promptly upon receiving the notification referred to in clause 5.1 instruct the Independent Appraiser to carry out an Appraisal of the OMV of such Property (having regard to any material disclosures under clause 5.1.3) as at the Relevant Transfer Date proposed pursuant to clause 5.1 or as near thereto as practicable and the Management Company shall promptly provide the PLD Party with a copy of such Appraisal.

5.3 The Management Company on behalf of the Fund shall respond within fifteen Working Days of notification as referred to in clause 5.1 stating;

         5.3.1 whether it agrees that such Condition is satisfied. Until it indicates that the Condition has been satisfied the relevant Property shall not become a Stabilised Property; and

         5.3.2 whether the Management Company on behalf of the Fund with the approval of the UAC determines that it will not accept such Property on account of the material disclosures referred to in clause 5.1.3. If the Management Company on behalf of the Fund with the approval of the UAC does so determine then the relevant Property or Property Owner shall not be contributed to the Management Company on behalf of the Fund and the Management Company on behalf of the Fund shall have no obligation to make any payment or issue any Class B2 Units in relation to such Property and the PLD Party shall be free to sell such Property in the open market without any obligation ever to offer such Property to the Fund again.

5.4 If the PLD Party notifies the Management Company on behalf of the Fund that it intends to contribute the relevant Property Owner (and not the Stabilised Property direct) then the PLD Party may effect such contribution by transferring or procuring the transfer of the shares in

         (a) the Property Owner or

         (b) in any other company which directly or indirectly wholly owns the shares in the Property Owner provided that such other company has no other material assets or liabilities and references in this Agreement to the transfer of a Property Owner shall be deemed to include references to the transfer of such a company as referred to in this paragraph (b) in which case the balance sheets referred to in clause
         5.6 and clause 5.9 and paragraph 2 of Part III of Schedule 1 shall be considered.

5.5 Within five Working Days after the Stabilisation Date the PLD Party shall notify the Management Company on behalf of the Fund of the actual Relevant Transfer Date which shall be not less than ten Working Days after such notification.

5.6 Not less than ten Working Days prior to the Relevant Transfer Date for the transfer of shares in any Property Owner the PLD Party shall provide the Management Company on behalf of the Fund with a proforma balance sheet in respect of the Property Owner drawn up under GAAP reflecting the PLD Party's best estimate of the financial condition of the Property Owner as at the Relevant Transfer Date on the basis that
         (i) only 95% of the OMV of the Property shall be taken into account, such OMV having been established in the Appraisal; and (ii) any deferred


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         tax liabilities shall not be taken into account. The Contribution
         Amount shall be estimated by the PLD Party acting reasonably and properly on the basis of such balance sheet.

5.7 In the case of any transfer of a Stabilised Property the Contribution Amount shall be calculated by the PLD Party in accordance with clause
         1.1 and notified to the Management Company on behalf of the Fund in sufficient time to enable the Management Company on behalf of the Fund to approve it not less than ten Working Days prior to the Relevant Transfer Date.

5.8 The decision of the Management Company on behalf of the Fund in relation to the matters referred to in Clause 5.7 shall in the absence of manifest error be final and binding on the parties for all purposes.

5.9 In the case of a transfer of a Property Owner, within forty Working Days after the Relevant Transfer Date the PLD Party shall submit to the Management Company on behalf of the Fund a definitive balance sheet ("THE BALANCE SHEET") on the basis of which the Contribution Amount as referred to in Clause 5.6 shall be re-calculated.

         5.9.1 If such recalculation results in a higher Contribution Amount than had been calculated at the Relevant Transfer Date then the Fund shall either

                           (a) subject to Clause 5.18, issue to the PLD Party Class B2 Units effective as at the Relevant Transfer Date in addition to those Class B2 Units requested under clause 5.10; and/or (at the option of the PLD Party such option to be notified at the same time as the submission of the Balance Sheet)

                           (b)      pay to the PLD Party cash

                  in an aggregate amount equivalent to the amount of such difference in the Contribution Amount.

         5.9.2 If such recalculation results in a lower Contribution Amount than had been calculated at the Relevant Transfer Date then the PLD Party shall either

                           (a) pay cash to the Management Company on behalf of the Fund; and/or (at the option of the PLD Party such option to be notified at the same time as the submission of the Balance Sheet)

                           (b)      take fewer Class B2 Units

                  in an aggregate amount equivalent to the amount of such difference in the Contribution Amount.

5.10 Not less than ten Working Days prior to the Relevant Transfer Date the PLD Party shall inform the Management Company on behalf of the Fund of

         (a) the amount (in Euros) (being part of the estimated Contribution Amount as, in the case of the transfer of a Property Owner, determined from the balance sheet referred to in Clause 5.6) which it wishes to receive in respect of the relevant Stabilised Property; and

         (b) the amount (being the balance of such estimated Contribution Amount) which it wishes to receive as Class B2 Units subject always to the provisions of Clauses 5.12, 5.13 and 5.18.


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         At the same time the PLD Party shall inform the Management Company on behalf of the Fund of the amount of the liabilities which shall be required to be repaid by the Management Company on behalf of the Fund pursuant to Clause 5.13.3.

5.11 If the Management Company on behalf of the Fund determines that it will be unable to (a) pay the cash portion of any estimated Contribution Amount calculated under clause 5.6 or (b) comply with its obligation under Clause 5.13.3 in relation to any Stabilised Property then the Management Company on behalf of the Fund shall so notify the PLD Party not more than five Working Days after the notice given by the PLD Party in Clause 5.10. Upon such notification being given to the PLD Party the relevant Stabilised Property or Property Owner shall not be contributed to the Management Company on behalf of the Fund and the Management Company on behalf of the Fund shall have no obligation to pay any Contribution Amount relevant to such Property or Property Owner. The PLD Party shall thereupon be entitled to dispose of such Property or Property Owner to any third party or the PLD Party may elect to keep such Property for its own purposes and if so the PLD Party shall be under no obligation ever to offer such Property to the Fund again.

5.12 The PLD Party may require the issue to it of Class B2 Units representing such proportion of the Contribution Amount as the PLD Party shall in its absolute discretion (but subject to the provisions of clause 5.14 below) determine PROVIDED THAT in respect of every Property which is contributed (directly or through a contribution of the shares in the Property Owner) the PLD Party shall request and ensure that there is sufficient equity in the Property Owner or the Property to allow the PLD Party to receive Class B2 Units to a value at least equivalent to:

         10% x (95% of the OMV of the relevant Property)

5.13 The Management Company on behalf of the Fund shall on the Relevant Transfer Date:

         5.13.1 Issue Class B2 Units to the PLD Party in respect of the amount notified pursuant to clause 5.10 except that, in relation to the transfer of a Property Owner, no Units shall be issued until the Contribution in Kind report referred to in clause
                  5.18 has been prepared, but when issued the Units shall be issued as at the Relevant Transfer Date; and

         5.13.2 Pay to the PLD Party cash equivalent to the balance of the (as estimated under clause 5.6 of the case of a transfer of a Property Owner) Contribution Amount (if any) which shall be paid on the Relevant Transfer Date by the Fund to the PLD Party in cleared funds in Euros on the Relevant Transfer Date to an account designated by the PLD Party and notified to the Management Company on behalf of the Fund not less than three Working Days before the Relevant Transfer Date; and

         5.13.3 Unless otherwise agreed by the parties repay all financial indebtedness secured on or otherwise related to any Stabilised Property transferred to the Management Company on behalf of the Fund (directly or through the transfer of a Property Owner) on such Relevant Transfer Date and the PLD Party shall provide the Management Company on behalf of the Fund with full account and other details for the relevant repayments to be made.

5.14 Notwithstanding the provisions of Clause 5.10 any issue of Class B2 Units to the PLD Party in excess of the figure produced by the calculation set out in Clause 5.12 shall be subject to the approval of the UAC if immediately after the issue of such Class B2 Units the aggregate amount paid to all the PLD Parties in the form of Class B2 Units under this Agreement in the


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         twelve month period immediately preceding the date of such issue would exceed 50% of the product of the following calculation:

                           95% x OMV of all Properties contributed (directly or via direct or indirect transfers of shares in Property Owners) to the Management Company on behalf of the Fund during such twelve month period

         Provided that if

                           (a)      such consent of the UAC is not granted; and

                           (b) the PLD Party requires (as determined in its absolute discretion) to receive Class B2 Units in excess of such 50% maximum for purposes relating to the recognition of gains to ProLogis Trust under certain provisions of US tax law and regulations and not relating to any interest of the PLD Party in owning a greater number of B2 Units in the Fund;

         then the PLD Party shall be at liberty to sell the relevant Property or Property Owner to any other party including ProLogis Affiliates at any price or to retain it without any obligation to offer it again to the Fund;

         And Provided Further that if the PLD Party opts to receive additional Class B2 Units pursuant to clause 5.9.1(a) then such additional Class B2 Units shall be issued notwithstanding that their issue might breach such 50% maximum but such additional Class B2 Units shall be taken into account for the purposes of the calculation set out in this clause 5.14 on all subsequent contributions of Properties and/or Property Owners

5.15 On the Relevant Transfer Date the parties shall enter into a transfer of the relevant Property or a transfer of the shares in the Property Owner (as the case may be) which shall achieve the transfer of the entire freehold or leasehold (as the case may be) ownership of such Property or the full legal and beneficial ownership of shares in the relevant jurisdiction. Notwithstanding the foregoing the Management Company on behalf of the Fund agrees to co-operate with the PLD Parties in achieving a tax efficient method of structuring the transfer of Properties and/or Property Owners to the Management Company on behalf of the Fund including and if appropriate the separate transfers of the legal and beneficial ownership of a Property subject to:

         5.15.1 the PLD Party bearing all additional legal costs incurred by the Management Company on behalf of the Fund in relation to any particular tax-efficient structure (other than any costs incurred by the Management Company and/or the Fund in respect of actions taken by either or both of them without the consent of the PLD Parties); and

         5.15.2 the PLD Party indemnifying the Management Company on behalf of the Fund for all liability which it might incur as a result of it owning directly or indirectly the legal title to any property at a time when the beneficial title to such property is still vested directly or indirectly in the PLD Party; and

         5.15.3 the structuring not being prejudicial to the Fund other than in immaterial respects.

         and in such case the warranty in paragraph 2.1 of Part I of Schedule 1 shall be varied so as to (a) allow for the legal and beneficial ownership to be vested in two separate companies and (b) allow for the possibility that the Management Company on behalf of the Fund might itself already own the legal title as envisaged in clause 5.15.2 above.


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5.16     If the Property itself is to be transferred to the Management Company on behalf of the Fund the following additional provisions shall apply:-

         5.16.1 the parties shall use their best efforts (but without incurring any financial obligation) to ensure that there are on the Relevant Transfer Date transferred to the Management Company on behalf of the Fund (or held on trust for the Management Company on behalf of the Fund) the benefit of all contracts, warranties, claims, guarantees and other such matters relating to the Property (including without limitation its design, development, construction and title); and

         5.16.2 unless otherwise agreed by the parties, the Property shall be transferred subject to financial charges, mortgages and liens provided that the liability to which the same relate is fully taken into account when calculating the Contribution Amount for such Property and such liabilities are assigned, novated or otherwise transferred to the Management Company on behalf of the Fund; and

         5.16.3 if any adjoining property is retained by the relevant PLD Party the transfer shall include such provision as to (i) the grant and reservation of easements or rights for access and the running of services over the Property and the retained property and (ii) the maintenance and cost of any common areas and common facilities as shall be appropriate and agreed between the relevant PLD Party and the Management Company on behalf of the Fund each acting reasonably.

5.17 The Fund and the Management Company shall act reasonably and promptly in giving or withholding confirmation that a Property has become Stabilised.

5.18 The obligation on the Management Company to issue Class B2 Units under this Clause 5 in respect of a Property Owner shall be subject to the requirement under Luxembourg law and regulatory practice for a contribution in kind report to be prepared in relation to such issue. The Management Company and the relevant PLD Party shall procure that such a report is prepared at the same time as each Balance Sheet under Clause 5.9 provided always to the extent that as a result the relevant PLD Party cannot be issued a certain number of B2 Units, the PLD Party shall be entitled to receive cash in lieu.

5.19 All costs associated with the Fund's financing of its acquisition of a Property or Property Owner shall be borne by the Fund.

5.20 On the Relevant Transfer Date the PLD Party shall deliver or make available to the Management Company the following:

         5.20.1 Title documents (or copies thereof if the same are held by a third party chargee) in respect of the relevant Property; and

         5.20.2 (In the case of a transfer of a Property Owner) the Certificate of Incorporation, corporate seal (if any), cheque book (if any) and co-ordinated articles of incorporation of the relevant Property Owner.

6        TRANSFER OF PROPERTIES WHEN THE CONDITION IS NOT SATISFIED

         PLDD and PLDF and Kingspark each hereby grant to the Management Company on behalf of the Fund the right of first refusal contained in Schedule 2 hereto (without prejudice to clause 7).


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7        DEVELOPMENT

         PLDD and PLDF and Kingspark shall each exercise commercially reasonable efforts to ensure that any Property which any PLD Party develops acquires or improves shall satisfy the Condition.

8        PLD PARTIES' BUSINESS

8.1 Each PLD Party may notwithstanding any other provision of this Agreement and without any obligation to offer the relevant property to the Management Company on behalf of the Fund engage in the business of development and/or ownership and/or operation of warehouse and/or distribution facilities or properties:-

         8.1.1 in circumstances where the PLD Party has no legal, equitable or beneficial interest in or ownership of such properties to the intent that the PLD Party may carry out build-to-suit developments and project management developments where the PLD Party receives a fee for its services; and/or

         8.1.2 in circumstances where Properties or Property Owners have been offered to the Fund but the Management Company on behalf of the Fund has been unable to pay for them or has declined to acquire them; and/or

         8.1.3 in circumstances where the PLD Party has acquired a Property or a Property Owner from the Management Company on behalf of the Fund following a decision by the Management Company on behalf of the Fund to dispose of such Property or Property Owner; and/or

         8.1.4 in respect of any warehouse and/or distribution facilities or properties which the Management Company on behalf of the Fund is not permitted to acquire under the terms of Articles 6, 7 or 8 of the Management Regulations.

8.2 The PLD Parties each agree that they shall not, except with the consent of the UAC (which shall not be unreasonably withheld), enter into any arrangements such as development joint ventures which would in the opinion of the PLD Parties be beneficial or neutral to the Fund but could result in the Management Company on behalf of the Fund owning less than 100% of either a Property or a Property Owner at the time when the relevant Property (or a partial interest therein) would be available for contribution to the Management Company on behalf of the Fund. If at any time the PLD Party wishes to dispose of any Property (with or without the interest of any joint venture partner), which is the subject of any such joint venture then it shall first offer the Property or its interest in it to the Management Company on behalf of the Fund in accordance with Schedule 2.

9        BALANCE SHEET AUDIT

         The Management Company on behalf of the Fund shall have the right to approve (such approval not to be unreasonably withheld) the Balance Sheet referred to in clause 5.9 and as part of such approval it may at the expense of the Fund carry out an audit of such Balance Sheet and the PLD Party shall co-operate in the provision of documentation and information reasonably required to facilitate the carrying out of such audit.

10       WARRANTIES

10.1 The PLD Party warrants (subject to clause 10.4) that the Warranties set out in Schedule 1 will be fulfilled and will be true and accurate in all respects and not misleading in any respect at the

         Transfer Date for any Stabilised Property or relevant Property Owner which is then to be transferred to the Management Company on behalf of the Fund. The warranties set out in Part III of Schedule 1 apply only if the transfer is to be a transfer of the Property Owner.

10.2 The PLD Party acknowledges that the Management Company on behalf of the Fund will acquire the Stabilised Properties or relevant Property Owner in reliance upon, amongst other things, the Warranties.

10.3 The Warranties are given by the relevant PLD Party only in relation to Properties or Property Owners which are to be contributed by that PLD Party.

10.4     The PLD Party's warranty in clause 10.1 above is subject to:

         10.4.1 any matter which is fairly and fully disclosed to the Management Company on behalf of the Fund prior to the Relevant Transfer Date and to which the Management Company has not objected pursuant to clause 5.3.2; and

         10.4.2 any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request of or with the approval of the Management Company on behalf of the Fund.

10.5 The Warranties and all other provisions of this Agreement in so far as the same shall not have been performed by the transfer of each relevant Property or Property Owner shall not be extinguished or affected by such transfer or by any other event or matter whatsoever, except by a specific written waiver or release by the Management Company on behalf of the Fund.

10.6     LIMITATION OF LIABILITY:

         Notwithstanding the provisions of Clause 10.1, the PLD Party shall not be liable under this Agreement:

         10.6.1 TIME LIMITS: In respect of any warranty claim unless notice of such claim is given in writing by the Management Company on behalf of the Fund to the PLD Party setting out reasonable details of the specific matter in respect of which the claim is made including if practicable an estimate of the amount of such claim, within one year after the Relevant Transfer Date when such warranty (upon which the claim is based) was given;

         10.6.2 MINIMUM CLAIMS: In respect of any claim arising from any single circumstance if the amount of the claim does not exceed one per cent of the OMV of the relevant Property (save that claims relating to a series of connected matters shall be aggregated for this purpose) but if the PLD Party shall be liable for a claim in excess of that amount in respect of the relevant Property then the entire claim shall accrue against and be recoverable from the PLD Party;

         10.6.3 MAXIMUM CLAIMS: In respect of any claim to the extent that the liability of the PLD Party for all claims in aggregate made under this Agreement in relation to any Property would exceed 95% of the OMV of the relevant Property;

         10.6.4 CONTINGENT LIABILITIES: in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable;

         10.6.5 PROVISIONS: In respect of any claim if and to the extent that proper provision or reserve is made for, or is taken account of, the matter giving rise to the claim in the accounts on the basis of which the NAV for the relevant Property Owner was calculated (and not subsequently released) or in the relevant Appraisal Provided That if it transpires that any provision or reserve was excessive an appropriate balancing payment will be made by the Management Company on behalf of the Fund to the PLD Party;

         10.6.6 DEFERRED TAX: For any claim in relation to deferred tax liability;

         10.6.7 VOLUNTARY ACTS ETC: In respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:

                  (i) any voluntary act, omission or transaction of the Fund or the Management Company, or its directors, employees or agents, after the Relevant Transfer Date in the ordinary course of its business;

                  (ii) the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of taxation or any imposition of taxation or any withdrawal of relief from taxation not actually (or prospectively) in effect at the date of this Agreement;

                  (iii) any change in accounting or taxation policy, bases or practice of the Management Company on behalf of the Fund introduced or having effect after the Relevant Transfer Date;

         10.6.8 SAVINGS BY THE FUND in any respect of any claim for any losses suffered by the Management Company on behalf of the Fund to the extent of any corresponding savings by or net benefit to the Fund arising therefrom;

         10.6.9 INSURANCE: In respect of any claim to the extent that any losses arising from such claim are covered by a policy of insurance in force on the Relevant Transfer Date.

10.7 MITIGATION OF LOSS: The Management Company on behalf of the Fund shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

10.8     CONDUCT OF CLAIMS:

         10.8.1 If the Management Company on behalf of the Fund becomes aware of any matter that may give rise to a claim against the PLD Party under this Agreement notice of that fact shall be given as soon as possible to the relevant PLD Party.

         10.8.2 Without prejudice to the validity of the claim or alleged claim in question, the Management Company on behalf of the Fund shall allow, the PLD Party and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Management Company on behalf of the Fund shall give, subject to it being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any Property, assets, accounts, documents and records, as the PLD Party or its accountants or professional advisers may reasonably request.

         10.8.3 If the claim in question is a result of or in connection with a claim by or liability to a third party then:

                  (i) no admission of liability shall be made by or on behalf of the Fund and the claim shall not be compromised, disposed of or settled without the consent of the PLD Party (which shall not be unreasonably withheld or delayed);

                  (ii) the PLD Party shall in consultation with the Management Company be entitled at its own expense in its reasonable discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Fund and to have the conduct of any related proceedings, negotiations or appeals;

                  (iii) the Management Company on behalf of the Fund will give and procure that the relevant Property Owner gives, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to Properties and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the PLD Party or its professional advisers reasonably request. The PLD Party agrees to keep all such information confidential and only to use it for such purpose.

10.9 PRIOR RECEIPT: If the PLD Party pays an amount in discharge of any claim under this Agreement and the Management Company on behalf of the Fund or any Property Owner subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Management Company on behalf of the Fund, the Management Company on behalf of the Fund shall pay, or shall procure that the relevant Property Owner pays, to the PLD Party an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or
         (ii) if less, the amount previously paid by the PLD Party to the Management Company on behalf of the Fund.

10.10 DOUBLE CLAIMS: The Management Company on behalf of the Fund shall not be entitled to recover from the PLD Party under this Agreement more than once in respect of the same damage suffered.

10.11 The PLD Parties agree that any claim which could otherwise be made by the Management Company on behalf of the Fund under any Warranty shall not be precluded or debarred on the grounds that the Management Company has actual or constructive knowledge or deemed knowledge of the matter to which such claim relates or on the grounds that reliance was not placed by the Management Company on such Warranty, and there shall be no reduction in the compensation payable as a result of the breach of such Warranty by reason of the grounds set out above.

11       GENERAL PROVISIONS

11.1 This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Management Company on behalf of the Fund acknowledges that it has not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud, hereby waives any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

11.2 So far as is permitted by law and except in the case of fraud, the parties agree and acknowledge that the only right and remedy which shall be available to the Management Company on behalf of the Fund in connection with or arising out of or related to any of the statements contained in the Warranties shall be damages in contract for breach of this Agreement and not rescission of this Agreement.

11.3 Each PLD Party and the Management Company on behalf of the Fund confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

11.4 This Agreement is personal to the parties to it. Accordingly neither the Management Company on behalf of the Fund nor any PLD Party may without the prior written consent of the other assign the benefit or all or any of the other's obligations under this Agreement nor any benefit arising under or out of this Agreement. PROVIDED THAT notwithstanding the foregoing any PLD Party or the PLD Parties jointly may assign the benefit of this Agreement to a ProLogis Affiliate.

11.5 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

11.6 Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

11.7 At any time after the date of this Agreement each PLD Party shall and shall use its reasonable endeavours to procure that any necessary third party shall at the cost of the Fund execute such documents and do such acts and things as the Management Company on behalf of the Fund may reasonably require for the purpose of giving to the Fund the full benefit of all the provisions of this Agreement.

11.8 The PLD Party shall bear all legal, accountancy and other costs and expenses (excluding fees payable in relation to the Appraisal) incurred by it and by each PLD Party in connection with this Agreement, and the contribution of the Properties and/or Property Owners including all transfer taxes unless:

                  (a) there is in any country in which a Stabilised Property is situated an adverse change in legislation regarding the level of transfer taxes and/or the circumstances in which they are payable

                                 and

                  (b) the PLD Party gives notice to the Management Company on behalf of the Fund referring to this clause in which case:

                  (i) the Management Company on behalf of the Fund shall with effect from the date of such notice pay all such transfer taxes payable in the relevant country in respect of transfers pursuant to this Agreement; and

                  (ii) the definition of OMV shall (in relation to Stabilised Properties situated in the relevant country) be amended so that an appropriate allowance shall be made in relation to transfer taxes.

11.9 If the PLD Party or the Management Company on behalf of the Fund default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of PLD Party or the Management Company on behalf of the Fund (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at a rate per annum of 3 per cent above three month EURIBOR. Such interest shall accrue from day to day.

11.10

         11.10.1 Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

                  In the case of any PLD Party at:

                  14100 East 35th Place
                  Aurora
                  Co 80011


                  Attention: Legal

                  In the case of the Management Company on behalf of the Fund at:

                  25b Boulevard Royal L-2449
                  Luxembourg

                  Fax: (352) 2650 5744

                  Attention: Jean David Van Haele

                  with a copy to
                  ProLogis BV
                  Capronilaan 25-27
                  1119 NP Schiphol - Rijk
                  Amsterdam
                  The Netherlands

                  Fax: (31) 20655 6600

                  Attention: Jamie Lyon

         11.10.2 Any such notice or other communication shall be delivered by hand or sent by courier, fax or prepaid first class post. If sent by courier or fax such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in case of service in Luxembourg, or on the following Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two Working Days from the time of posting, in the case of inland mail in Luxembourg or three Working Days from the time of posting in the case of international mail.

11.11 If any term or provision in this Agreement is be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

11.12 This Agreement may be executed in as many counterparts as there are parties to this Agreement.

11.13 The Management Company on behalf of the Fund and the PLD Parties agree to co-operate with each other in good faith in order to give effect to the purpose of this Agreement.

11.14 This Agreement and the documents to be entered into pursuant to it, SAVE AS EXPRESSLY REFERRED TO THEREIN, shall be governed by and construed in accordance with the law of Luxembourg and all the parties irrevocably agree that the courts of Luxembourg are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and such documents.

12       DURATION OF THIS AGREEMENT

12.1 This Agreement shall continue for a period of 20 years. Save as provided in clause 12.2, the parties may not elect unilaterally to terminate this Agreement prior to the end of such period. Notwithstanding the foregoing, the Management Company may, after a decision to liquidate the Fund has been adopted in compliance with the Management Regulations and Private Placement Memorandum, terminate this Agreement, by giving notice in writing with immediate effect to the other parties.

12.2 The PLD Parties may in their sole discretion terminate this Agreement on giving notice in writing with immediate effect to the Management Company if (a) during any period of six months and twenty-five Working Days the PLD Parties offer one or more Properties that meet the Investment and Operating Criteria to the Management Company on behalf of the Fund and, except as permitted under Clause 5.3, the Management Company on behalf of the Fund fails to acquire at least one of such Properties and (b) the Management Company on behalf of the Fund cannot establish to the reasonable satisfaction of the PLD Parties at the end of such period that it has sufficient funds available and committed to purchase the next Stabilised Property which the PLD Parties will offer to the Management Company on behalf of the Fund pursuant to this Agreement.

13       VAT

         All sums payable under this Agreement by any party to any other party shall be deemed to be exclusive of any Value Added Tax (or its equivalent in any jurisdiction outside the European Union) which is chargeable on the supply made by such other party for which such sums are the consideration for Value Added Tax purposes.

14       CONDITION

         The provisions of Clauses 1-13 (inclusive) and 15-17 (inclusive) of this Agreement are conditional upon Closing.

15       EXCLUDED PROPERTIES

         It is agreed that this Agreement (including the provisions of Schedule 2 hereof) shall not apply in any way to the Properties referred to in
         Schedule 3 and such Properties may be freely sold in the open market without being offered to the Management Company on behalf of the Fund.

16       ESTATE COMMON PARTS

         If appropriate, the PLD Party may, at the same time as a Property or Property Owner is contributed to the Management Company on behalf of the Fund, contribute (at nil cost) any related estate common areas (such as estate roads) or the shares in any management company in which such areas are vested.

17       PROLOGIS TRUST COVENANT

         ProLogis Trust shall procure that any subsidiary which owns any property which satisfies the Investment and Operating Criteria shall offer such property (or the company which owns it), to the Management Company on behalf of the Fund as if such subsidiary had been identified in the Agreement as a PLD Party.

       Signed by ProLogis Management S.a.r.l. for
       and on behalf of ProLogis European Property Fund
       in the presence of: ZUBAIR MIR                                   /s/ JEFFREY SCHWARTZ

       Signed by ProLogis Development S.a.r.l.
       in the presence of: ZUBAIR MIR                                   /s/ JEFFREY SCHWARTZ

       Signed by ProLogis France Developments Inc
       in the presence of: ZUBAIR MIR                                   /s/ JEFFREY SCHWARTZ

       Signed by Kingspark Holdings S.A.
       in the presence of: ZUBAIR MIR                                   /s/ JEFFREY SCHWARTZ

       Signed by ProLogis Trust acting by                               /s/ EDWARD S. NEKRITZ

                                   SCHEDULE 1


PART I


(PROPERTY WARRANTIES)

18 The PLD Party completed Due Diligence in respect of the relevant Property prior to the PLD Party's acquisition of the Property or the shares in a company directly or indirectly owning the Property. The Due Diligence was carried out on the basis that the PLD Party would be the absolute owner of the Property or the shares in such company and the results of such Due Diligence were in the opinion of the PLD Party satisfactory or any issues arising were resolved as part of the relevant acquisition in a manner satisfactory to the PLD Party.

2        TITLE

         In relation to each Property:

18.1 The Property Owner ("the OWNER") of the Property is the legal owner of and beneficially entitled to the whole of the Property.

18.2 To the extent necessary all registration formalities in relation to the Owner's title to the Property have been completed.

18.3     The PLD Party has not received written notice that

         18.3.1 The Property is subject to any adverse estate, right, interest, covenant, restriction, option or right of pre-emption in favour of any third party (whether in the nature of a public or private right or obligation), nor is there any agreement to give or create any of the foregoing, other than of a minor nature;

         18.3.2 Where the Property is subject to any of the arrangements referred to in paragraph 2.3.1 PLD has not received written notice that any breach has occurred of any of the terms thereof other than of a minor nature.

18.4

         18.4.1 The Property has access to and egress from public roads or the Property has the benefit of all necessary rights over private land on terms which do not entitle any person to terminate or curtail the same.

         18.4.2 The Property drains into a public sewer and is served by water, electricity and gas utilities. Either the pipes, sewers, wires, cables, conduits and telecommunications conducting media serving the Property connect directly to a public supply without passing through land in the occupation or ownership of a third party or, if they do not, the rights necessary for the present use of such services by the Property are available on terms which do not entitle any person to terminate or curtail the same.

18.5 There are no outstanding disputes between the Owner and any third party affecting the Property, other than of a minor nature.

19       PLANNING/PERMITS/ZONING

         So far as the PLD Party is aware in relation to each Property:

19.1 No development at the Property which has been carried out by the PLD Party or ProLogis Affiliates or any use of the Property has been undertaken in breach of the relevant regulations, laws, orders, consents or permissions regulating the development.

19.2 There is no resolution, proposal, scheme or order, whether formally adopted or not, by any governmental or other relevant authority for the compulsory acquisition of the whole or any part of the Property.

20       LEASEHOLD PROPERTIES

         Where the interest of the Owner in any Property is leasehold:

20.1 Any consent necessary for the grant of the lease under which the Owner holds its interest in the Property (the "GROUND LEASE") was duly obtained and a copy of the consent is with the documents of title.

20.2 So far as the PLD Party is aware there is no subsisting breach, nor any non-observance of any covenant, condition or agreement contained in the Ground Lease on the part of either the relevant landlord or the Owner, other than of a minor nature.

20.3 There are no restrictions in the Ground Lease which prevent the Property being used now or during the remaining term of the Ground Lease for the present use.

20.4 The Ground Lease is not expressed to be subject to any rights of re-entry, forfeiture or termination on the liquidation of the tenant (whether compulsory or voluntary) or on any other ground except non-payment of rent or breach of covenant by the tenant under the Ground Lease.

20.5 There is no right for the landlord to terminate the Ground Lease before the expiry of the contractual term other than by forfeiture.

20.6 The tenant under the Ground Lease can assign or underlet the whole of the Property subject only to obtaining the landlord's consent (such consent not to be unreasonably withheld).

20.7 The Ground Lease is for a term of years with not less than 40 years unexpired as at the Relevant Transfer Date.

21       OCCUPATIONAL LEASES AND LICENCES

21.1 There is no material subsisting breach or material non-observance of any covenant, condition or agreement contained in any occupational lease.

21.2 No legal proceedings have been instituted by the Owner against the tenant under the occupational lease.

21.3 All consents necessary for the grant of any occupational lease by the landlord were obtained.

The warranties contained in paragraphs 2 to 5 are given (i) in respect of matters arising prior to the acquisition by the PLD Party of the Property or the shares in a company directly or indirectly owning the Property, to the best of the knowledge, information and belief of the PLD Party on the basis of the Due Diligence referred to in paragraph 3.1 above and any written notice received by the PLD Party subsequently; and (ii) in respect of all matters arising on or since the PLD Party acquired the Property or the shares in a company directly or indirectly owning the Property.

References to any English legal term or concept in the warranties contained in paragraphs 2 to 5 shall in respect of any Property located in a jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

PART II

(DEVELOPMENT WARRANTIES)

The PLD Party has procured the construction of the Property

1 in a good and workmanlike manner according to good building practice generally accepted at the date of construction;

2 according to the standards of good design practice for properties intended for use as distribution facilities;

2        using good quality materials goods and equipment;

3        in material compliance with:-

3.1      all relevant third party permits, consents and approvals;

3.2 all relevant legislation (which shall include any instrument or order regulation code of practice or other subordinate legislation deriving validity from any such legislation);

3.3 all mandatory rules and regulations as govern site and works safety and are applicable to the buildings constructed on the Property;

3.4 all relevant codes of practice and regulations (taking account of any changes which have already been announced or which will be implemented prior to the Stabilisation Date);

4 on normal commercial terms and in accordance with normal practice for the jurisdiction in which the Property is situated.

PART III

(CORPORATE WARRANTIES)

1        AUTHORITY AND CAPACITY

1.1 The PLD Party and the Property Owner are companies duly incorporated and validly existing under their respective laws of incorporation.

1.2 Each PLD Party has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed to any PLD Party pursuant to or in connection with this Agreement which, when executed, will constitute valid and binding obligations on each PLD Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

1.3 The execution and delivery of and the performance by each PLD Party of their obligations under, this Agreement and any other documents to be executed by each PLD Party pursuant to or in connection with this Agreement will not:

         1.3.1 result in breach of any provision of the memorandum or articles of association of each PLD Party; or

         1.3.2 result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgement or decree of any Court, governmental agency or regulatory body to which a PLD Party is a party or by which any PLD Party or any of their assets is bound.

1.4 Each PLD Party is entitled to contribute and transfer to the Fund the full legal and beneficial ownership of the shares in the Property Owner under the terms of this Agreement without the consent of any third party. Such shares comprise the whole of the allotted and issued share capital of the Property Owner, have been properly and validly allotted and issued and are each fully paid.

1.5 No person other than the Fund has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Property Owner under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances or the shares in the Property Owner or any arrangements or obligations to create any Encumbrances.

2        ACCOUNTS AND RECORDS

         The Balance Sheet required pursuant to Clause 5.9 will be prepared in accordance with applicable law and in accordance with GAAP and, subject thereto, so as to give a true and fair view of the assets, liabilities and state of affairs of the Property Owner as at the Relevant Transfer Date

         PROVIDED THAT;

(A)      No provision shall be made for deferred tax liabilities;

(B)      No warranty shall be given in relation to the value of any Property.

3        ACCOUNTING AND OTHER RECORDS

         The statutory books, books of account and other records of whatsoever kind of each Property Owner will by the Relevant Transfer Date be up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and will contain complete and accurate records of all mattes required to be dealt within such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which the Property Owner is a party) which are the property of each Property Owner or ought to be in its possession will be in its possession (or under its control). All accounts, documents and returns required by law to be delivered or made to any company registrar in any relevant jurisdiction or any other authority will be duly and correctly delivered or made.

                                   SCHEDULE 2
                                  (PRE-EMPTION)

         Without prejudice to the PLD Parties' obligation in clause 7 of this Agreement the PLD Party agrees with the Fund that:

1 IF during the term of this Agreement the PLD Party shall desire to dispose of (other than to any other PLD Party or its direct or indirect wholly owned subsidiaries) any warehouse or distribution property or the shares in the company which owns such property which is not then a Stabilised Property (but excluding any land which is undeveloped) THEN it shall first give written notice (the "OFFER NOTICE") to the Fund in terms which if accepted by the Fund would constitute a legally enforceable agreement for the contribution of such warehouse distribution Property or shares (as the case may be) subject to any liabilities specified in the Offer Notice for the sum stated in the Offer Notice (which sum may be received by the PLD Party as cash or Class B2 Units at the discretion of the PLD Party) and otherwise on the terms of this Agreement (mutatis mutandis) for the transfer of Stabilised Properties or Property Owners (as the case may be) but subject to the provisions of paragraph 5 of this Schedule 2.

2 The Fund shall be entitled within fifteen Working Days of service on it of an Offer Notice to serve on the PLD Party a written notice ("Acceptance") accepting the offer contained in the Offer Notice.

3 Subject to paragraph 4 where an Acceptance has been duly served the PLD Party shall contribute and the Fund shall acquire the Property or the relevant Property Owner on the terms referred to in paragraph 1 of this Schedule.

4        When the PLD Party has served an Offer Notice on the Fund and EITHER

4.1 the Fund serves on the PLD Party a written notice that it does not intend to serve an Acceptance; OR

4.2      No Acceptance is served within the period prescribed for its service;

         THEN the PLD Party shall be at liberty to complete a transfer of the relevant Property or Property Owner during the period of Twelve months after the date of the Offer Notice at a price equal to or greater than, and on terms no more favourable than those set out in the Offer Notice but if the relevant Property is not located in a Target Market then: -

                  (A) the PLD Party may dispose of such Property at any time and at any price; or

                  (B) the PLD Party may hold such Property as an investment for its own account

         (in either case) without any obligation to offer it to the Fund at any future date.

4.3 The PLD Party shall, in relation to any Property in relation to which a notice is served under paragraph 1 of this Schedule, provide the Management Company with sufficient information about such Property within a timescale which is in the reasonable opinion of the PLD Party sufficient to enable the UAC to make an informed investment decision about such Property.

4.4 The parties hereto agree that the Fund shall not acquire any Properties which are not Stabilised Properties ("NON-STABILISED PROPERTIES") or Properties which are outside the Target Markets from any PLD Party or any third party if such acquisition would result in the Fund owning non-Stabilised Properties and Properties outside the Target Markets of a value (valued in accordance with the Management Regulations) which is in excess of 15% of the total gross


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         asset value of the Portfolio as at the most recent Valuation Date (as defined in the Management Regulations).

5 Any Offer Notice in relation to a Property which satisfies all the Investment and Operating Criteria except that it is located outside the Target Market but within Europe shall constitute an offer to sell such Property for the Contribution Amount for such Property calculated in accordance with this Agreement.



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                                   SCHEDULE 3

1 The whole of the properties at Segensworth Fareham, UK, Ashby Business Park, Ashby-de-la-Zouch, Leicestershire, UK and Unit 3, Cardinal West, Royston Road, Godmanchester, Cambridgeshire UK and the Properties in course of development for Post Office Property Holdings at Greenford, Hounslow, Middlesex;

2 Any assets comprising the cold storage operating business of ProLogis or its affiliates including, without limitation, any assets owned by Frigoscandia;

3        Existing joint ventures of Kingspark Holdings SA and its subsidiaries;

4 Any properties developed and sold as part of a build-to-suit transaction for an owner-user;

5        Undeveloped land.



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APPENDIX 1

DUE DILIGENCE CHECK LIST - SITE ACQUISITION AND DEVELOPMENT

1        LEGAL MATTERS

1.1      Investigate title.

1.2      Check Conveyance plan against survey/OS mapping/physical boundaries

1.3      Raise enquiries and consider replies.

1.4 Undertake searches (eg local search, commons search, index map search, coal authority search and any relevant specialist searches eg Railtrack, BWB etc).

1.5      Undertake utility searches/enquiries.

1.6      Review restrictions on use.

1.7      Inspect the site.

1.8      Negotiate contract.

1.9      Agree form of Transfer.

1.10     Ensure availability of vacant possession.

1.11     Check or obtain title indemnity insurance if relevant.

2        PLANNING MATTERS

2.1      Consider/review/understand any local Acts.

2.2 Check whether the site being sold matches the site with any planning permissions.

2.3 Check whether the site is included in the Local Plan for B1, B2, B8 development (and whether there is any restriction B8 use).

2.4      Check whether the site has outline planning permission.

2.5      Check whether the site has any detailed planning permission.

2.6 Consider any section 106 Agreement to which any planning permission is subject.

2.7      Check planning applications and relevant permissions.

2.8 Review whether any conditions contained in a planning permission restrict/prevent/make development more expensive.

2.9 Investigate the "flexibility" of any existing consents, conditions or agreements with the planning authority to better suit ProLogis' approach to the development.

2.10 Consider whether visibility splays are required? If so, consider whether any third party land is required.

2.11     Check the proposed local plans and their current status.

2.12     Consider English Heritage/archaeology requirements.

2.13     Review any environmental assessment/impact statement/planning history.


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2.14     Ascertain the make up of councillors and identity of the chairman of the planning committee.

2.15     Obtain information regarding local politics.

2.16 Check whether the site abuts a conservation area or area of outstanding natural beauty.

2.17 Consider development in relation to trees, plants, wild life and hedgerows.

2.18 Consider development in relation to the site's proximity to the railway; whether there is any risk of underground interference with computers.

3        SERVICES

3.1 Check whether the site has (or if they are available on a adjoining land):-

         Gas

         Electricity

         Water

         Mains drainage

         Surface water drainage

         Fibre optic cable

         Telephone

3.2 Check whether all those services are adopted and whether they have capacity to service the proposed development.

3.3      Consider whether section 104 Agreements are required.

3.4 Check whether any sub-station, gas governor or fire mains is required on site.

3.5 Consider the likely requirements/implications of other nearby developments.

4        HIGHWAYS AND TRANSPORTATION

4.1      Check whether the site abuts an adopted highway.

4.2 Consider whether highway improvements are required. If so check whether the land required is owned by ProLogis, the highway authority or a third party.

4.3 If the highway is not adopted check what access rights will be granted and any relevant maintenance liabilities.

4.4 Check whether any section 278 or section 38 Agreements will be required or already exist.

4.5 Review whether the local authority will require a Traffic Impact Assessment and part of the detailed planning application.

4.6      Check whether the Highways Agency will be involved.

4.7 Consider whether public transport is an issue and if so, whether contributions will be expected from ProLogis.

4.8      Review whether there are likely to be car parking restrictions.

4.9      Consider whether any rail access is involved.

4.10     Consider whether any Railway Works Agreements will be required.

4.11     Consider whether any Transport and Works Act orders will be required.

4.12     Consider whether any cycleways and footways will be required.

4.13 Check whether there are any bridges involved and, if so whether any technical approvals will be required.

4.14     Check whether safety audits will be required.

4.15     Review future road plans.

5        SITE CONSTRAINTS

         Check whether the site is subject to any of the following:-

5.1      Overhead power lines.

5.2      Underground/overground easements (including airports/flightpaths etc).

5.3      Tree preservation orders.

5.4      Flooding during the last 100 years.

5.5 Presence of minerals/geotechnical faults/any other problem disclosed by the Desktop Study.

5.6      Water courses.

5.7 Environmental issues (eg newts, stream diversions, landscaping, designation as a site of special scientific interest or an area of outstanding natural beauty).

5.8      Public/private footpaths.

5.9      Third party occupancies.

6        GROUND ANALYSIS

6.1      Review the results of:-

         6.1.1    Desktop study.

         6.1.2    Site survey as to boundaries and levels.

         6.1.3    Ground investigation report.

6.2 Obtain confirmation from engineer that the ground investigation is satisfactory.

6.3 Obtain confirmation that the ground will accept normal foundation techniques.

6.4      Consider any archaeological requirements.

6.5 Ensure that ProLogis has the benefit of any relevant reports commissioned by others.

6.6      Consider the need for environmental insurance.

6.7      If contamination is present:-

         6.7.1 Obtain a remediation specification (taking account of cost and availability of warranties.

         6.7.2 Establish the necessary level of remediation having regard to the proposed use of the site.

         6.7.3    Allocate responsibility for remediation and future liability.

7        OTHER

7.1      Any other appropriate due diligence for the relevant property.